LPHI CEO Ranked Among the Best in the Nation

WACO, TX — November 3, 2011 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that, for the third year in a row, its Chief Executive Officer, Brian Pardo, was ranked among the Best CEOs in the nation for 2011, according to DeMarche Associates, Inc., a leading investment research and financial consulting firm founded in 1974. The award is based upon ranking CEO compensation dollars per unit of risk as defined in DeMarche’s proprietary research and fundamental analysis.

Life Partners CEO Brian Pardo commented, “I’m very pleased to be recognized again by DeMarche Associates this year.  We constantly strive to deliver value to our shareholders and our clients and we will continue to do so.”

For a complete list of DeMarche's Best CEOs, visit http://www.demarche.com/CFO/Best/CEOList.htm

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 135,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling nearly $3 billion in face value.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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